Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Results of its 2013 Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – July 30, 2013 – Spartan Stores, Inc., (Nasdaq: SPTN) a leading regional grocery distributor and retailer, today announced voting results from its 2013 Annual Shareholders Meeting, held earlier today in Grand Rapids, Michigan. A total of 89.3 percent of all shares of Common Stock were represented in person or by proxy at the Annual Meeting and all motions put forward by the Company were passed.

Shareholders re-elected eight directors to the Board of Directors for one-year terms expiring at the 2014 annual meeting. In the Company’s “say on pay” advisory vote, shareholders approved the compensation of the Company’s named executive officers. In addition, shareholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2014.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq: SPTN) is the nation’s ninth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 390 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 102 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, Forest Hills Foods and Valu Land.